Exhibit 99.1

PLUMAS BANCORP REPORTS FIRST QUARTER RESULTS

Reno, Nevada, April 16, 2025 – Plumas Bancorp (Nasdaq: PLBC), the parent company of Plumas Bank (the “Bank”), today announced first quarter earnings of $7.2 million or $1.21 per share, up from $6.3 million or $1.06 per share during the first quarter of 2024. Diluted earnings per share was $1.20 during the three months ended March 31, 2025, up from $1.05 per share during the quarter ended March 31, 2024. Return on average assets was 1.79% during the current quarter, up from 1.55% during the first quarter of 2024. Return on average equity was 16.0% for the three months ended March 31, 2025, down from 16.4% during the first quarter of 2024.

Net-interest income increased by $1.1 million from $17.4 million during the three months ended March 31, 2024, to $18.5 million during the current quarter. The provision for credit losses decreased from $821 thousand during the first quarter of 2024 to $250 thousand during the current quarter.

Non-interest income increased by $1.1 million from $2.1 million during the three months ended March 31, 2024 to $3.2 million during the first quarter of 2025 related to a legal settlement totaling $1.1 million. This settlement related to the Dixie Fire in August of 2021 which swept through the town of Greenville, California. The fire caused severe damage to the Greenville area, including the telecommunications infrastructure which adversely affected our ability to service our customers in this area during the last few years.

Non-interest expense increased by $1.1 million from $10.4 million during the first quarter of 2024 to $11.5 million during the current quarter. Of this amount, $569 thousand relates to costs associated with our pending acquisition of Cornerstone Community Bancorp. We signed a definitive agreement to acquire Cornerstone Community Bancorp on January 28, 2025. Merger transaction costs that facilitate the merger are not deductible for income tax purposes. Of the $569 thousand in merger related costs, $562 thousand is estimated to be not deductible for state and federal income tax.

The provision for income taxes increased by $731 thousand from $2.1 million, 25.4% of pre-tax income, during the three months ended March 31, 2024 to $2.9 million, or 28.5% of pre-tax income, during the current quarter.

Balance sheet Highlights

March 31, 2025 compared to March 31, 2024

●	Gross loans increased by $35 million, or 3.5%, to $1.0 billion.
●	Total deposits increased by $73 million, or 5.6% to $1.4 billion.
●	Borrowings decreased by $105 million, or 87.5% to $15 million.
●	Total equity increased by $26 million, or 16.2% to $187.6 million.
●	Book value per share increased by $4.29, or 15.7% to $31.68.

President’s Comments

Andrew J. Ryback, director, president, and chief executive officer of Plumas Bancorp and Plumas Bank, described the first quarter accomplishments, saying, "The highlight of this quarter is the announcement of our definitive merger agreement with Cornerstone Community Bancorp, a partnership that will result in a combined company with over $2.3 billion in assets, $2.0 billion in deposits, and $1.5 billion in loans. This merger reinforces our commitment to serving Northern California and Western Nevada, creating enhanced opportunities for our clients, shareholders, and team members.

Through this merger, we unite Cornerstone Community Bank’s local expertise and strong practices with Plumas Bank’s innovative technology and business solutions. Together, we are positioned to expand our footprint and strengthen our offerings, ensuring sustained value for the communities we serve. With projected earnings accretion and a focused integration process, we are confident in our ability to deliver long-term growth and success.”

Mr. Ryback noted additional developments during the quarter, saying, “Piper Sandler added Plumas to its independent research coverage, boosting Plumas’ visibility among investors and enhancing market confidence. With coverage from Raymond James and Stephens, too, we expect fair market valuation as all three firms previously released ‘Buy’ recommendations for PLBC stock.”

Mr. Ryback concluded, “I want to express my gratitude to our shareholders, employees, and partners for their support during this transformative time. As we move forward, we remain steadfast in our dedication to fostering growth, innovation, and community impact, while maintaining the exceptional financial results and service excellence that define Plumas Bancorp."

Loans, Deposits, Investments and Cash

Gross loans increased by $34.5 million, or 3.5%, from $976 million at March 31, 2024, to $1.0 billion at March 31, 2025. Increases of $98 million in commercial real estate loans and $1 million in equity lines of credit were partially offset by decreases of $31 million in automobile loans, $18 million in construction loans, $11 million in agricultural loans and $4 million in commercial loans.

On March 31, 2025, approximately 77% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency at which variable rate loans reprice can vary from one day to several years. Most of our commercial real estate portfolio reprices every five years. Loans indexed to the prime interest rate were approximately 16% of the Company’s loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Total deposits increased by $73 million to $1.4 billion at March 31, 2025. The increase in deposits includes increases of $10 million in demand deposits and $76 million in money market accounts. Partially offsetting these increases were decreases of $5 million in savings deposits and $8 million in time deposits. We attribute much of the increase in money market accounts to higher rate public entity deposits. At December 31, 2025, 49% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company has no brokered deposits.

Investment securities totaled $447 million at March 31, 2025 and 2024. The Bank’s investment security portfolio consists of debt securities issued by US Government agencies, US Government sponsored agencies and municipalities. Cash and due from banks decreased by $41 million from $128 million at March 31, 2024, to $87 million at March 31, 2025.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at March 31, 2025, were $3.8 million, down from $6.0 million at March 31, 2024. Nonperforming assets as a percentage of total assets decreased to 0.23% at March 31, 2025, down from 0.37% at March 31, 2024. OREO decreased by $266 thousand from $357 thousand at March 31, 2024, to $91 thousand at March 31, 2025. Nonperforming loans were $3.7 million at March 31, 2025, and $5.6 million at March 31, 2024. Nonperforming loans as a percentage of total loans decreased to 0.36% at March 31, 2025, down from 0.57% at March 31, 2024.

During the first quarter of 2025 we recorded a provision for credit losses of $250 thousand consisting of a provision for credit losses on loans of $250 thousand. This compares to a provision for credit losses of $821 thousand consisting of a provision for credit losses on loans of $900 thousand and a decrease in the reserve for unfunded commitments of $79 thousand during the first quarter of 2024.

Net charge-offs totaled $127 thousand and $610 thousand during the three months ended March 31, 2025 and 2024, respectively. The allowance for credit losses totaled $13.3 million at March 31, 2025, and $13.2 million at March 31, 2024. The allowance for credit losses as a percentage of total loans was 1.32% at March 31, 2025, and 1.35% at March 31, 2024.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the three months ended March 31, 2025 and 2024 (in thousands).

Allowance for Credit Losses	March 31, 2025	March 31, 2024
Balance, beginning of period	$13,196	$12,867
Provision charged to operations	250	900
Losses charged to allowance	(312)	(680)
Recoveries	185	70
Balance, end of period	$13,319	$13,157

Reserve for Unfunded Commitments	March 31, 2025	March 31, 2024
Balance, beginning of period	$620	$799
Provision charged to operations	-	(79)
Balance, end of period	$620	$720

Bank Term Funding Program (BTFP)

At March 31, 2024, the Company had outstanding borrowings under BTFP totaling $105 million. All BTFP borrowings were paid off during 2024. Interest expense recognized on the BTFP borrowings for the three months ended March 31, 2024, was $1.2 million.

Shareholders’ Equity

Total shareholders’ equity increased by $26.1 million from $162 million at March 31, 2024, to $188 million at March 31, 2025. The $26.1 million includes earnings during the twelve-month period totaling $29.5 million, a decrease in accumulated other comprehensive loss of $2.1 million and stock option activity totaling $1.0 million. These items were partially offset by the payment of cash dividends totaling $6.5 million.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturity of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive rates on deposit products and the use of established credit lines.

The Company is a member of the Federal Home Loan Bank of San Francisco (FHLB) and can borrow up to $251 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $441 million. The Company is also eligible to borrow at the FRB Discount Window. At March 31, 2025 the Company could borrow up to $115 million at the Discount Window secured by investment securities with a fair value of $119 million. In addition to its FHLB borrowing line and the Discount Window, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings to the FHLB, FRB Discount Window or the correspondent banks at March 31, 2025, and March 31, 2024.

Customer deposits are the Company’s primary source of funds. Total deposits increased by $73 million to $1.4 billion at March 31, 2025. Deposits are held in various forms with varying maturities. The Company estimates that it has approximately $510 million in uninsured deposits which includes uninsured deposits of Plumas Bancorp. Of this amount, $190 million represents deposits that are collateralized such as deposits of states, municipalities and tribal accounts.

The Company’s securities portfolio, Discount Window advances, FHLB advances, and cash and due from banks serve as the primary sources of liquidity, providing adequate funding for loans during periods of high loan demand. During periods of decreased lending, funds obtained from the maturing or sale of investments, loan payments, and new deposits are invested in short-term earning assets, such as cash held at the FRB and investment securities, to serve as a source of funding for future loan growth. Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations in the foreseeable future.

Net Interest Income and Net Interest Margin

Driven mostly by growth in the loan portfolio and the repayment of the BTFP borrowings, net interest income increased by $1.1 million from $17.4 million during the three months ended March 31, 2024, to $18.5 million for the three months ended March 31, 2025. The increase in net interest income includes an increase of $564 thousand in interest income and a decline of $518 thousand in interest expense.

Interest and fees on loans increased by $804 thousand related both to an increase in average balance and an increase in yield. Average loan balances increased by $48 million, while the average yield on loans increased by 8 basis points from 6.09% during the first quarter of 2024 to 6.17% during the current quarter. The average prime interest rate decreased from 8.5% during the first quarter of 2024 to 7.5% during the current quarter. Approximately 16% of the Company's loans are tied to the prime interest rate and most of these reprice within one to three months with a change in prime. The negative effect of the decrease in prime was offset by an increase in average yield on the bank’s fixed rate portfolio which includes growth in fixed rate SBA loans which totaled $74 million at March 31, 2025, and $47 million at March 31, 2024. The weighted average rate earned on this portfolio at March 31, 2025, was 8.3%.

Interest on investment securities increased by $114 thousand related to an increase in yield on investment securities of 44 basis points to 4.12%. The increase in investment yields is consistent with the partial restructuring of the investment portfolio during the first quarter of 2024. The effect of this increase in yield was mostly offset by a decline of $36 million in average investment securities.

Interest on cash balances decreased by $354 thousand related to a decline in average balance of $14 million and a decrease in average rate paid on cash balances of 105 basis points from 5.57% during the first quarter of 2024 to 4.52% during the current quarter. This decline in yield was mostly related to a decline in rate paid on balances held at the Federal Reserve Bank (FRB). The average rate earned on FRB balances decreased from 5.40% during the first quarter of 2024 to 4.40% during the current quarter.

Interest expense decreased by $518 thousand, mostly related to the repayment of the BTFP borrowings as discussed earlier. The average rate paid on interest bearing liabilities decreased from 1.33% during the 2024 quarter to 1.14% in 2025 related mainly to the decrease in these borrowings.

Interest paid on deposits increased by $710 thousand and is broken down by product type as follows: money market accounts - $770 thousand and savings deposits - $26 thousand. The increase in interest paid on money market accounts mostly relates to an increase in public entity balances. Interest on time deposits declined by $86 thousand related to a decline in average balance of $3 million and a decline in rate paid of 27 basis points. During the second half of 2024 and continuing into 2025, we have offered a premium rate on large balances of public entities in our service area, matching the rate they could earn from the California local agency investment fund. This has led to a significant increase in these balances and an increase in the overall rate paid on money market accounts. The average rate paid on interest-bearing deposits increased from 0.75% during the first quarter of 2024 to 1.11% during the current quarter.

Net interest margin for the three months ended March 31, 2025, increased 33bp to 4.95%, up from 4.62% for the same period in 2024.

Non-Interest Income/Expense

During the three months ended March 31, 2025, non-interest income totaled $3.2 million, an increase of $1.1 million from the three months ended March 31, 2024. The largest component of this increase was the $1.1 million settlement related to the Dixie Fire as discussed earlier.

During the three months ended March 31, 2025, total non-interest expense increased by $1.1 million from $10.4 million during the first quarter of 2024 to $11.5 million during the current quarter. The largest components of this increase were merger related expenses of $569 thousand. Salary and benefit expense increased by $514 thousand which includes an increase in salary expense of $269 thousand related primarily to merit and promotional salary increases. Related mostly to an increase in pre-tax income, bonus expense increased by $216 thousand. A decrease in deferred loan origination fees of $97 thousand was offset by a decline in commission expense of $137 thousand. Both items mostly relate to a decline in SBA loan production during the comparison quarters. Occupancy and equipment expense increased by $324 thousand from $1.7 million during the first quarter of 2024 to $2.0 million during the current quarter related to an increase of $338 thousand in rent expense related to the February 2024 sales/leaseback transaction.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fifteen branches: thirteen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta, and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of March 31,
	2025	2024	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$87,327	$128,231	$(40,904)	(31.9)%
Investment securities	447,293	447,445	(152)	(0.0)%
Loans, net of allowance for credit losses	1,000,651	966,141	34,510	3.6%
Premises and equipment, net	12,349	12,960	(611)	(4.7)%
Right-of-use assets	24,003	25,295	(1,292)	(5.1)%
Bank owned life insurance	16,628	16,206	422	2.6%
Real estate acquired through foreclosure	91	357	(266)	(74.5)%
Goodwill	5,502	5,502	-	0.0%
Accrued interest receivable and other assets	39,448	38,196	1,252	3.3%
Total assets	$1,633,292	$1,640,333	$(7,041)	(0.4)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,373,061	$1,299,688	$73,373	5.6%
Lease liabilities	24,523	25,424	(901)	(3.5)%
Accrued interest payable and other liabilities	33,105	33,730	(625)	(1.9)%
Borrowings	15,000	120,000	(105,000)	(87.5)%
Total liabilities	1,445,689	1,478,842	(33,153)	(2.2)%
Common stock	29,454	28,492	962	3.4%
Retained earnings	179,411	156,414	22,997	14.7%
Accumulated other comprehensive loss, net	(21,262)	(23,415)	2,153	9.2%
Shareholders’ equity	187,603	161,491	26,112	16.2%
Total liabilities and shareholders’ equity	$1,633,292	$1,640,333	$(7,041)	(0.4)%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31,	2025	2024	Dollar Change	Percentage Change

Interest income	$20,590	$20,026	$564	2.8%
Interest expense	2,051	2,569	(518)	-20.2%
Net interest income before provision for credit losses	18,539	17,457	1,082	6.2%
Provision for credit losses	250	821	(571)	(69.5)%
Net interest income after provision for credit losses	18,289	16,636	1,653	9.9%
Non-interest income	3,213	2,140	1,073	50.1%
Non-interest expense	11,466	10,397	1,069	10.3%
Income before income taxes	10,036	8,379	1,657	19.8%
Provision for income taxes	2,856	2,125	731	34.4%
Net income	$7,180	$6,254	$926	14.8%

Basic earnings per share	$1.21	$1.06	$0.15	14.2%
Diluted earnings per share	$1.20	$1.05	$0.15	14.3%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	3/31/2025	12/31/2024	3/31/2024	12/31/2024	12/31/2023
EARNINGS PER SHARE
Basic earnings per share	$1.21	$1.31	$1.06	$4.85	$5.08
Diluted earnings per share	$1.20	$1.29	$1.05	$4.80	$5.02
Weighted average shares outstanding	5,911	5,900	5,887	5,895	5,863
Weighted average diluted shares outstanding	6,002	5,995	5,946	5,968	5,934
Cash dividends paid per share [1]	$0.30	$0.27	$0.27	$1.08	$1.00

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.79%	1.87%	1.55%	1.74%	1.88%
Return on average equity	16.0%	17.1%	16.4%	17.2%	23.4%
Yield on earning assets	5.50%	5.50%	5.30%	5.49%	5.03%
Rate paid on interest-bearing liabilities	1.14%	1.27%	1.33%	1.39%	0.67%
Net interest margin	4.95%	4.90%	4.62%	4.79%	4.71%
Noninterest income to average assets	0.80%	0.53%	0.53%	0.53%	0.68%
Noninterest expense to average assets	2.85%	2.57%	2.57%	2.56%	2.36%
Efficiency ratio [2]	52.7%	50.4%	53.1%	51.3%	46.6%

	3/31/2025	3/31/2024	12/31/2024	12/31/2023	12/31/2022
CREDIT QUALITY RATIOS AND DATA
Allowance for credit losses	$13,319	$13,157	$13,196	$12,867	$10,717
Allowance for credit losses as a percentage of total loans	1.32%	1.35%	1.30%	1.34%	1.18%
Nonperforming loans	$3,686	$5,610	$4,105	$4,820	$1,172
Nonperforming assets	$3,787	$6,000	$4,307	$5,315	$1,190
Nonperforming loans as a percentage of total loans	0.36%	0.57%	0.40%	0.50%	0.13%
Nonperforming assets as a percentage of total assets	0.23%	0.37%	0.27%	0.33%	0.07%
Year-to-date net charge-offs	$127	$610	$1,046	$954	$935
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.05%	0.25%	0.11%	0.10%	0.11%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,922	5,896	5,903	5,872	5,850
Shareholders' equity	$187,603	$161,491	$177,899	$147,317	$119,004
Book value per common share	$31.68	$27.39	$30.14	$25.09	$20.34
Tangible common equity[3]	$181,354	$155,048	$171,606	$140,823	$112,273
Tangible book value per common share[4]	$30.62	$26.30	$29.07	$23.98	$19.19
Tangible common equity to total assets	11.1%	9.5%	10.6%	8.7%	6.9%
Gross loans to deposits	73.6%	75.1%	74.1%	71.9%	62.6%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	12.3%	11.0%	11.9%	10.8%	9.2%
Common Equity Tier 1 Ratio	17.8%	16.1%	17.3%	15.7%	14.7%
Tier 1 Risk-Based Capital Ratio	17.8%	16.1%	17.3%	15.7%	14.7%
Total Risk-Based Capital Ratio	19.0%	17.4%	18.5%	16.9%	15.7%

(1) The Company paid  a quarterly cash dividend of $0.30 per share on February 17, 2025 and a quarterly cash dividend of $0.27 per share on February 15, 2024, May 15, 2024, August 15, 2024 and November 15, 2024 and a quarterly cash dividend of $0.25 per share on February 15, 2023, May 15, 2023, August 15, 2023 and November 15, 2023.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less core deposit intangibles and goodwill.
(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	3/31/2025			3/31/2024
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$1,011,968	$15,396	6.17%	$964,132	$14,592	6.09%
Investment securities	369,126	3,927	4.31%	371,792	3,605	3.90%
Non-taxable investment securities (1)	74,883	583	3.16%	108,175	791	2.94%
Interest-bearing deposits	61,409	684	4.52%	75,005	1,038	5.57%
Total interest-earning assets	1,517,386	20,590	5.50%	1,519,104	20,026	5.30%
Cash and due from banks	26,477			26,586
Other assets	86,335			80,508
Total assets	$1,630,198			$1,626,198

Interest-bearing liabilities:
Money market deposits	279,184	1,145	1.66%	211,183	375	0.71%
Savings deposits	323,449	206	0.26%	335,565	180	0.22%
Time deposits	88,386	545	2.50%	91,501	631	2.77%
Total deposits	691,019	1,896	1.11%	638,249	1,186	0.75%
Borrowings	15,000	145	3.92%	114,342	1,367	4.81%
Other interest-bearing liabilities	21,190	10	0.19%	21,713	16	0.30%
Total interest-bearing liabilities	727,209	2,051	1.14%	774,304	2,569	1.33%
Non-interest-bearing deposits	682,495			673,789
Other liabilities	38,096			24,440
Shareholders' equity	182,398			153,665
Total liabilities & equity	$1,630,198			$1,626,198
Cost of funding interest-earning assets (4)			0.55%			0.68%
Net interest income and margin (5)		$18,539	4.95%		$17,457	4.62%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $3.8 million for 2025 and $5.6 million for 2024 are included in average loan balances for computational purposes.
(3) Net costs included in loan interest income for the three-month periods ended March 31, 2025 and 2024 were $275 thousand and $344 thousand, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended March 31, 2025 and 2024.

	For the Three Months Ended
	March 31,
	2025	2024	Dollar Change	Percentage Change
Service charges on deposit accounts	705	715	(10)	(1.4)%
Interchange income	$690	$739	(49)	(6.6)%
Loan servicing fees	186	213	(27)	(12.7)%
FHLB Dividends	137	137	-	-%
Earnings on life insurance policies	109	96	13	13.5%
Gain on sale of buildings	-	19,854	(19,854)	(100.0)%
Loss on sale of investment securities	-	(19,826)	19,826	100.0%
Other	1,386	212	1,174	553.8%
Total non-interest income	$3,213	$2,140	$1,073	50.1%

The following table presents the components of non-interest expense for the three-month periods ended March 31, 2025 and 2024.

	For the Three Months Ended
	March 31,
	2025	2024	Dollar Change	Percentage Change
Salaries and employee benefits	$5,880	$5,366	$514	9.6%
Occupancy and equipment	2,014	1,690	324	19.2%
Outside service fees	1,263	1,132	131	11.6%
Merger and acquisition expenses	569	-	569	100.0%
Advertising and shareholder relations	262	244	18	7.4%
Professional fees	229	439	(210)	(47.8)%
Armored car and courier	217	203	14	6.9%
Deposit insurance	182	187	(5)	(2.7)%
Telephone and data communication	174	222	(48)	(21.6)%
Director compensation and expense	167	167	-	-%
Business development	167	153	14	9.2%
Loan collection expenses	72	104	(32)	(30.8)%
Amortization of Core Deposit Intangible	44	51	(7)	(13.7)%
Other	226	439	(213)	(48.5)%
Total non-interest expense	$11,466	$10,397	$1,069	10.3%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table shows the distribution of loans by type at March 31, 2025 and 2024.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	3/31/2025	3/31/2025	3/31/2024	3/31/2024
Commercial	$77,745	7.7%	$82,136	8.4%
Agricultural	112,018	11.1%	123,239	12.6%
Real estate – residential	11,606	1.1%	11,872	1.2%
Real estate – commercial	660,926	65.4%	562,870	57.7%
Real estate – construction & land	46,730	4.6%	64,547	6.6%
Equity Lines of Credit	38,634	3.8%	37,196	3.8%
Auto	58,295	5.8%	89,399	9.2%
Other	4,769	0.5%	4,953	0.5%
Total Gross Loans	$1,010,723	100%	$976,212	100%

The following table shows the distribution of Commercial Real Estate loans at March 31, 2025 and 2024.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	3/31/2025	3/31/2025	3/31/2024	3/31/2024
Owner occupied	$295,593	44.7%	$194,954	34.6%
Investor	365,333	55.3%	367,916	65.4%
Total real estate - commercial	$660,926	100%	$562,870	100%

The following table shows the distribution of deposits by type at March 31, 2025 and 2024.

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	3/31/2025	3/31/2025	3/31/2024	3/31/2024
Non-interest bearing	$676,461	49.3%	$665,975	51.2%
Money Market	290,125	21.1%	214,257	16.5%
Savings	323,496	23.6%	328,781	25.3%
Time	82,979	6.0%	90,675	7.0%
Total Deposits	$1,373,061	100%	$1,299,688	100%